Exhibit 10.2b

UNIT AWARD AGREEMENT

This Unit Award Agreement (this “Agreement”), effective as of the date of grant specified on Exhibit A hereto (the “Date of Grant”), is among EagleTree-Carbide Holdings (Cayman), LP, a Cayman Islands exempted limited partnership (the “Partnership”), Corsair Memory, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and Grantee, as identified on Exhibit A hereto.

RECITALS

A. The Partnership has adopted an Equity Incentive Program (as may be hereafter amended, the “Program”).

B. Pursuant to the Program, the General Partner has authorized the grant to Grantee of the Unit Award set forth on Exhibit A hereto on the terms and subject to the conditions set forth herein, therein and in the Program.

C. Capitalized terms used but not otherwise defined herein will have the respective meanings given to them in the Program.

The parties hereto hereby agree as follows:

1. Grant of Unit Award. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Program, the Partnership hereby grants to Grantee, as of the Date of Grant, the Unit Award set forth on Exhibit A hereto. Grantee hereby expressly acknowledges and agrees that (a) the Unit Award is subject to the limitations of the Program and, as may be applicable, the terms and conditions of the Partnership Agreement applicable to Limited Partners of the Partnership, including without limitation restrictions on Grantee’s rights and other provisions which could adversely affect the value of the Unit Award to Grantee or any permitted transferee, (b) there is no assurance that the Unit Award will have any value to Grantee or any permitted transferee, and (c) Grantee has reviewed and understands the Program, a copy of which, as in effect on the Date of Grant, is attached as Exhibit B hereto.

2. Restrictions on Transfer of Units and Unit Award. (a) The Unit Award and any Units issued thereunder may not be transferred, sold, assigned, pledged or hypothecated by Grantee, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process; provided, however, that, subject to the terms of the Program and applicable law, Grantee’s interest in the Unit Award and Units may be transferred at any time upon Grantee’s death, by will or the laws of descent and distribution to a “family member” within the meaning of Rule 701 of the Securities Act. No transfer permitted under this Section 2 will be effective until (i) notice of such transfer is delivered to the Partnership describing the terms and conditions of the transfer and (ii) the Partnership determines that the transfer complies with the terms of the Program, the Partnership Agreement and this Agreement and with any terms and conditions made applicable to the transfer by the Partnership or the General Partner at the time of the transfer. Any transferee under this Section 2 will be subject to the same terms and conditions hereunder as would apply to Grantee and to such other terms and conditions made applicable to the transferee pursuant to this Agreement or by the General Partner. Any purported transfer that does not comply with the requirements of this Section 2, including without limitation any purported transfer pursuant to a domestic relations order or agreement, will be void and unenforceable and the purported transferee will not obtain any rights to or interest in the Unit Award or the Units issued thereunder.

(b) Grantee acknowledges that the Unit Award and the Units (i) have not been registered in accordance with the Securities Act or applicable state blue sky laws or other applicable law and (ii) may not be sold or transferred and must be held indefinitely, unless they are subsequently registered under the Securities Act or an exemption from registration is available. Grantee understands and acknowledges that the Partnership is under no obligation to register the Unit Award or Units or to supply or file any information or take any other action which would facilitate sales of the Unit Award or Units.

(c) Grantee represents and warrants to the Partnership that Grantee (i) has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Program, the Unit Award and the Units issued thereunder, (ii) has had an opportunity to discuss the Company’s and the Partnership’s business, management and financial affairs with officers and management of the Company, (iii) agrees to be bound by and to adhere to the terms and conditions of the Partnership Agreement to the extent applicable to Grantee, (iv) agrees to provide the form of adherence to the Partnership Agreement as attached hereto as Exhibit D, and (v) has been provided such information as is necessary for Grantee, in view of its business or management experience and sophistication, to evaluate the merits and risks of an investment in the Partnership.

(d) Grantee will execute and perform any market stand-off or similar agreement requested by the Partnership in connection with the listing or any underwritten offering of Units provided that the terms thereof are substantially the same as the terms of similar agreements entered into by executive officers of the Company generally.

(e) Grantee hereby agrees to comply with Section 5 of the Program. Without limiting the generality of the foregoing, Grantee agrees to the Partnership’s Drag-Along Right and agrees to do all things necessary to effect an Approved Sale.

3. Vesting/Exercise of Unit Awards. Subject to the provisions of this Section 3 and Section 4 below, the Unit Award will become vested and/or exercisable if and to the extent set forth on Exhibit A hereto and upon the terms and conditions set forth in the Program and this Agreement.

4. Forfeiture of Unit Awards; Redemption Rights. (a) In accordance with the Program, and except as set forth in Exhibit A hereto or as the General Partner may otherwise determine in its sole discretion, any Unit Awards that have not theretofore become vested or exercisable will be forfeited upon the termination of Grantee’s Continuous Service at any time prior to the applicable vesting date. In the case of any Grantee who is an Employee of the Company, Grantee’s Continuous Service will be determined in accordance with the Program.

(b) In the event of the termination of Grantee’s Continuous Service with the Company for Cause (as defined below) or in the event Grantee violates any provision of Section 11 below, all of the Unit Awards subject to such Grantee’s Unit Award Agreement (whether or not vested or exercisable) as of the termination date or the date of such violation, as applicable, will be immediately and automatically forfeited to the Partnership without notice for no consideration. “Cause” means the termination of Grantee’s Continuous Service with the Company as a result of any of the following events: (i) Grantee’s breach of any of the provisions of his or her agreements or obligations under any provisions of a confidentiality, non-competition, non-solicitation or non-disparagement agreement or covenant with the Partnership or the Company, if applicable; (ii) Grantee’s breach of any of Grantee’s fiduciary duties to the Partnership or the Company; (iii) Grantee’s commission of a felony, act of fraud, embezzlement or theft or gross negligence in connection with the performance of Grantee’s duties; or (iv) Grantee’s repeated failure to perform duties consistent with Grantee’s position or to follow or comply with the rules and policies of the Partnership and the Company, or the directives of the General Partner, the Company’s Board of Directors or Grantee’s superiors; provided, however, that if at the time of such event, the Company has entered into an employment agreement with Grantee, “Cause” will have the meaning specified in that agreement.

(c) In the event of a forfeiture, the certificate(s) (if any) representing such unexercised Unit Awards will be canceled.

(d) Upon the termination of Grantee’s Continuous Service with the Company for any reason or no reason, all or any portion of the vested Unit Awards and/or Units issued thereunder will be subject to compulsory redemption by the Partnership as provided in Section 6 of the Program (the “Redemption Right”); provided, in the event of a redemption of Grantee’s Units pursuant to the Redemption Right following a termination of Grantee’s employment by the Company without Cause occurring within 90 days prior to the occurrence of a Change of Control, upon consummation of such Change of Control, the Company (or the Partnership) shall pay to Grantee a cash lump sum equal to the amount (if any) by which the amount that would have been payable to Grantee in respect of the vested Unit Awards described in this sentence in such Change of Control had his employment not so terminated exceeds the amount paid (or then otherwise payable) to Grantee prior to such Change of Control. Notwithstanding anything to the contrary in the Program, if Grantee is an Employee of the Company (except with respect to a Grantee who is employed in the State of California), then, in the event of the termination of Grantee’s employment with the Company and its Subsidiaries for Cause (as defined above) or in the event Grantee violates Section 11 below, with respect to the Redemption Right, the following will apply: the price at which any Units issued with respect to any Unit Award which has been exercised may be redeemed will be an amount equal to the product of (i) the lesser of (A) the applicable Exercise Price paid with respect to such Units and (B) the Fair Market Value, multiplied by (ii) the number of vested Units issued hereunder and so redeemed.

5. Retention of Unit Award Certificate(s). The certificate(s) (if any) representing any Units issued upon exercise of any Unit Awards to Grantee will be held in custody by the Partnership.

6. Notice of Exercise; Payment. To the extent then exercisable, any Option to purchase Units may be exercised by written notice to the Partnership stating the number of Units for which the Option is being exercised and the intended manner of payment. Payment equal to the aggregate Exercise Price of the Units for which the Option is being exercised will be tendered in full with the notice of exercise to the Partnership either (a) in cash in the form of currency or check or other cash equivalent acceptable to the Partnership or (b) if (i) such exercise occurs concurrently with the consummation of a Change of Control and (ii) the Partnership has determined, in its discretion, to settle via a “cashless exercise,” then by reducing the total number of Units to be issued to Grantee upon such exercise by the number of Units which, when multiplied by the per-Unit value of the Partnership implied by the purchase price paid pursuant to the Change of Control transaction, equals the aggregate Exercise Price (and taking into account any applicable tax withholdings) to be paid by such Grantee pursuant to such exercise, as calculated by the Partnership in its sole discretion. Within ten business days thereafter, the Partnership will direct the due issuance of the Units so purchased. As a condition precedent to the exercise of an Option, Grantee will execute and deliver to the Partnership: (x) a counterpart of the Partnership Agreement in the form attached hereto as Exhibit C, (y) an executed acknowledgment and agreement from Grantee’s spouse (if any) in a form acceptable to the General Partner that any voting rights in connection with the Unit Award and the Units issued thereunder are the sole property of Grantee, Grantee has sole management rights in respect thereof and such spouse irrevocably relinquishes and waives all rights or interests therein, including without limitation any community property interest therein, and (z) such other documents, subscription agreements, instruments or undertakings as the General Partner may reasonably deem necessary or advisable, including such documents, instruments or undertakings as are deemed necessary or advisable in order to comply with any and all regulations and requirements of any regulatory authority having control of, or supervision over, the issuance of Units. The date of Grantee’s written notice will be the exercise date.

7. No Employment Contract, Etc. In accordance with the Program, nothing contained in this Agreement will confer upon Grantee any right with respect to continuance of employment or other engagement by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or other engagement or adjust the compensation of Grantee. The value of any share of Units will not be taken into account in determining any employee benefit, severance or other amount to which Grantee might otherwise be entitled from the Company or any of its Affiliates, including without limitation any pension or other retirement benefit, salary continuation right or severance benefit or otherwise.

8. Rights as a Unitholder; Information. No holder of any Option, as such, will be entitled to vote or receive dividends or be deemed the holder of Units or any other securities of the Partnership which may at any time be issuable upon the exercise hereof for any purpose, nor will anything contained herein be construed to confer upon the holder of any Option, as such, any of the rights of a Unitholder of the Partnership (including without limitation the right to demand copies of any books and records of the Partnership) or any right to vote for the election of directors or upon any matter submitted to Unitholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Option has been exercised and the Units or other securities of the Partnership issuable thereunder have become deliverable, as provided herein.

9. Taxes and Withholding. The acquisition of Units pursuant to this Agreement may result in tax consequences to Grantee under the Code. Grantee should consult with his or her tax advisor to determine the tax consequences of acquiring the Units subject to this Agreement. Grantee acknowledges that it is his or her sole responsibility, and not that of the Partnership, to determine the tax consequences applicable to Grantee. Neither the Partnership nor its General Partner makes any representation or warranty to Grantee regarding the tax treatment of the Units or the tax effect or consequence of the grant of the Unit Awards to Grantee. Grantee will be solely responsible for any tax liability which may arise from the grant of the Unit Awards to Grantee. To the extent that the Partnership is required to withhold any federal, state, local or foreign taxes in connection with the Units issuance or vesting of any Unit Award or other securities pursuant to this Agreement, and the amounts payable to the Partnership for such withholding are insufficient, it will be a condition to the issuance or vesting of the Unit Awards or such other securities, as the case may be, that Grantee pay such taxes or make provision that is reasonably satisfactory to the Partnership for the payment thereof.

10. Investment Purpose. Grantee represents to the Partnership that any Units will be acquired for investment for Grantee’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that at the time of receipt of such Units, Grantee will have no present intention of selling, granting participation in or otherwise distributing the same. Grantee agrees to reconfirm such investment representation at the time of any future delivery of Units pursuant to this Agreement. Grantee further represents that Grantee does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the Units. Grantee agrees and understands that if any of the Unit Awards and Units delivered to Grantee are not registered under the Securities Act, on the grounds that the issuance of such Unit Awards and Units are exempt from registration thereunder pursuant to Section 4(a)(2) of the Securities Act, the Partnership’s reliance on such exemption will be predicated on Grantee’s representations set forth in this Agreement. Grantee further agrees and understands that any Unit Awards and Units issued thereunder may not thereafter be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

11. Confidentiality; Non-Solicitation; Etc. Grantee will continue to be subject to, and comply with, the provisions relating to confidentiality, non-competition, non-solicitation and other obligations set forth in the Restrictive Covenants Agreement, dated as of July 22, 2017, among the Partnership, EagleTree-Carbide Acquisition Corp., EagleTree-Carbide Acquisition S.a.r.l. and Grantee. By executing this Agreement, and in consideration thereof, subject to applicable law, Grantee agrees to be subject to, and comply with, the provisions relating to confidentiality, non-solicitation and other obligations set forth in Exhibit D attached hereto.

12. Compliance with Law. Notwithstanding any other provision of this Agreement, the Partnership will not be obligated to issue any Unit Awards, Units or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any federal, state or other applicable laws.

13. Enforcement. If Grantee commits a breach or threatens to commit a breach of any of the provisions of the Program, the Partnership Agreement or this Agreement, the Company and the Partnership will have the right to have such provisions specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and the Partnership and that money damages will not provide an adequate remedy to the Company and the Partnership. In addition, the Company or the Partnership may take all such other actions and remedies available to it in law or in equity and will be entitled to such damages as it can show it has sustained by reason of such breach.

14. Program. This Agreement is subject to the Program. Any amendment to the Program will be deemed to be an amendment to this Agreement whether or not it adversely affects Grantee’s rights hereunder. In the event of any inconsistency between the provisions of this Agreement and the Program, the Program will govern. The General Partner, acting pursuant to the Program, will have the right to determine any questions that arise in connection with this Agreement or the Unit Awards in its sole discretion and without liability to Grantee or any other Person. The interpretation and construction by the General Partner of any provision of this Agreement will be final and conclusive. Grantee acknowledges that the exercise of discretion by the General Partner, as permitted by the Program, may not result in an advantageous economic or financial outcome to Grantee, and Grantee accepts the Unit Award and Units subject to the effects of the discretionary determinations of the General Partner.

15. Severability; Miscellaneous. If any provision of this Agreement is invalid, such provision will to that extent be void (or, in the discretion of the General Partner, such provision may be amended so as to avoid such invalidity or failure), and will not affect the other provisions hereof, and to this extent such provisions are severable. Grantee acknowledges that he or she has had an opportunity to consult with, and has consulted, his or her legal, tax and investment advisors concerning the grant to him or her of the Unit Awards, the Partnership Agreement and the terms of this Agreement.

16. Entire Agreement. This Agreement (including the Program and the Exhibits hereto) sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to such subject matter. The Exhibits to this Agreement are an integral part hereof.

17. Waiver of Jury Trial. Each of the parties to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, counterclaim, demand, action or cause of action (a) arising under this Agreement or relating to the Unit Award or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the Unit Awards.

18. Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its choice of law provisions that would result in the application of another jurisdiction’s law to this Agreement.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORSAIR MEMORY, INC.

By:
Name:
Title:

EAGLETREE-CARBIDE HOLDINGS (CAYMAN), LP

By EagleTree-Carbide (GP), LLC its general partner

By:
Name:
Title:

The undersigned Grantee hereby (i) acknowledges receipt of an executed original of this Unit Award Agreement, together with the Exhibits thereto, (ii) accepts the right to receive the Unit Award covered hereby, subject to the terms and conditions of the Program and the terms and conditions set forth above, (iii) acknowledges that, notwithstanding the Partnership’s reasonable, good-faith belief that the Program and Unit Awards granted thereunder are exempt from or are in compliance with, and will be exempt from or in compliance with Section 409A of the Code to the extent applicable, there can be no guarantee that the Internal Revenue Service will agree with the positions taken by the Partnership with respect to such exemption or compliance or non-exemption or non-compliance, (iv) acknowledges the potential application of Section 409A of the Code to the grant of any Option and the tax consequences to Grantee of the issuance, vesting, ownership, modification, adjustment, exercise and disposition of the Option or the underlying Units, and agrees to hold the Partnership, the Company, their respective Affiliates and each direct or indirect stakeholder of the Partnership or the Company (and their respective directors, officers, employees, members, managers, partners and other affiliated Persons) harmless from any adverse consequences to Grantee under the Code with respect to the Option, including without limitation the application of Section 409A of the Code or any withholding or other tax obligations of the Partnership, the Company or its Affiliates with respect to the Option, whether resulting from any action or inaction or omission of the Partnership, the Company or its Affiliates pursuant to the Option or otherwise, and (v) acknowledges that Grantee has been encouraged to consult with his or her own tax advisor regarding the potential impact of Section 409A of the Code.

Effective Date:
Grantee Name: [Name]

Exhibit A

Unit Award Grant

Grantee Information:

Grantee Name:     [                                    ]

Grantee Address: [                                    ]

                              [                                    ]

Date of Grant:                     [November        ], 2017

Unit Award Pursuant to Section 1:

Option to purchase:	Tranche A: [50% of total grant] Units

Tranche B: [50% of total grant] Units

Exercise Price:	Tranche A: $1.66 per Unit

Tranche B: $3.32 per Unit

Exercise Period:	Subject to the terms set forth below, the Option to the extent that it has vested may be exercised at any time until it expires and must be exercised (or if not so exercised, will expire) upon the earlier to occur of:

(1)   the period commencing on the date of Grantee’s “separation of service” and ending 90 days thereafter (provided, however, that if Grantee’s “separation of service” is due to Grantee’s death or disability, the Option to the extent vested and exercisable at the time of such “separation of service” may be exercised at any time and from time to time until the first anniversary following Grantee’s “separation of service”); and

(2) the date of consummation of a “Change of Control” (after Grantee has been given the opportunity to exercise the Option on or before the Change of Control).

The Option will be exercisable during the applicable exercise period only to the extent (1) the Option is otherwise vested, (2) the Option has not been forfeited or expired under the terms of this Exhibit A, the Unit Award Agreement or the Program, and (3) ten years have not elapsed from the Date of Grant. To the extent the Option may be exercised during the applicable exercise period but is not, it will expire. To the extent the Option may not be exercised during an exercise period because it has not yet vested, it will expire at the end of the applicable exercise period, subject to the immediately preceding sentence.

Vesting Schedule Pursuant to Section 3:

Grantee’s Option will vest (but not be exercisable) as follows:

20% on August 28, 2018 (the “Initial Vesting Date”); and

20% on each anniversary of the Initial Vesting Date thereafter.

Notwithstanding the foregoing, in the event that as of the closing of a Change of Control, Grantee has been in continuous service with the Company (or one of its Affiliates, predecessors or Affiliates of a predecessor) for at least one full calendar year, 100% of the then-unvested portion of the Option, if any, will vest upon a Change of Control. In the event that Grantee’s Continuous Service is involuntarily terminated by the Company without Cause during the 90-day period preceding the occurrence of a Change of Control (and if any portion of the Option is then unvested) and Grantee has been in continuous service with the Company (or one of its Affiliates, predecessors or Affiliates of a predecessor) for at least one full calendar year as of the date of such termination, Grantee shall be deemed to be vested in 100% of the then unvested portion of the Option upon the occurrence of the such Change of Control, notwithstanding the termination of his Continuous Service.

If the Grantee’s Continuous Service terminates prior to the fulfillment of the conditions for vesting, the Option, to the extent that it has not vested as of the date of termination of Grantee’s Continuous Service, will be forfeited. In the event of a termination of Grantee’s Continuous Services for “Cause,” all of the Option, whether vested or not vested, will be forfeited.

2

Exhibit B

EAGLETREE-CARBIDE HOLDINGS (CAYMAN), LP

EQUITY INCENTIVE PROGRAM

See program document.

Exhibit C

JOINDER AGREEMENT

TO AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

EAGLETREE CARBIDE HOLDINGS (CAYMAN), LP

By executing this Joinder Agreement, [                        ] (the “Joining Party”) hereby affirms [his/her] agreement to be bound by the Amended and Restated Agreement of Exempted Limited Partnership (the “Limited Partnership Agreement”) of EagleTree Carbide Holdings (Cayman), LP (the “Partnership”), dated as of August 28, 2017, among EagleTree-Carbide (GP), LLC (the “General Partner”), EagleTree-Carbide Co-Invest, LP, Mapcal Limited and the other persons identified as “Additional Limited Partners” on the signature pages thereto. In connection therewith, the Joining Party hereby:

•	accepts and adopts the provisions of the Limited Partnership Agreement and agrees to be bound by and comply with its terms and the terms of such other documents as referred to therein; and

•	joins the Limited Partnership Agreement as an additional Limited Partner thereunder.

In reliance on the foregoing representations, warranties, acknowledgements and agreements, the General Partner hereby consents to the Joining Party’s admission as an additional Limited Partner and the Partnership agrees upon being furnished appropriate documentation to record in its list of partners that the Joining Party is hereby admitted as an additional Limited Partner.

[Signatures are located on the next page.]

SIGNED AND EFFECTIVE as of [November]     , 2017.

Grantee [Name]:

Accepted as of the date first set forth above:

EAGLETREE-CARBIDE (GP), LLC

By:	EagleTree Partners IV (GP), LP, its Sole Member

By:	EagleTree Partners IV Ultimate GP, LLC, its General Partner

By:
Name: George L. Majoros, Jr.
Title: Co-Managing Partner

2

Exhibit D

THIS EXHIBIT D to the Unit Award Agreement (the “Agreement”) among EagleTree-Carbide Holdings (Cayman), LP (the “Partnership”), Corsair Memory, Inc., (together with its Subsidiaries and Affiliates, the “Company”) and Grantee dated [November ____], 2017 provides terms applicable to the Agreement. Words and phrases used in this Exhibit D with initial capital letters that are defined in the Agreement are used in this Exhibit D as so defined except as otherwise defined herein.

1. Definitions. When used in this Exhibit D, the following terms have the meanings specified:

“Company Board” means the Board of Directors of the Company.

“Company Creations” means all manuscripts, programs, writings, pictorial materials, and other creations created by Grantee, either individually or jointly, during Grantee’s employment by the Company, and which relate to the business of the Company as conducted during Grantee’s employment with the Company.

“Company Inventions” means all inventions, discoveries, developments, improvements, works, ideas, and other contributions, whether or not patented or patentable or otherwise protectable in law, which are conceived, made, developed or acquired by Grantee, either individually or jointly, during Grantee’s employment with the Company and which relate in any material manner to Grantee’s work or the business of the Company as conducted during Grantee’s employment with the Company.

“Competitive Activity” means any business activity that relates to or involves the development, designing, marketing and distributing of personal computer peripherals, components, memory products or complete systems for video gaming and other high performance applications, in each case of the type sold by the Company within the twelve (12) months prior to the date in question during Grantee’s employment or as of Grantee’s termination of employment or in development and scheduled to be introduced by the Company to the consumer marketplace within twelve (12) months following the date in question during Grantee’s employment or as of Grantee’s termination of employment (collectively, the “Competitive Products”).

“Customer” means: (a) any customer of the Company with whom or with which Grantee personally had business-related interaction in Grantee’s capacity as an employee of the Company during the one (1) year period immediately preceding Grantee’s termination of employment; and (b) any other customer of the Company about whose account Grantee has knowledge of non-public confidential information at the time of Grantee’s termination of employment.

2. Confidential Information. Grantee acknowledges that through Grantee’s potential investment in the Partnership through the Options and Grantee’s employment with the Company, Grantee has obtained and will obtain confidential information regarding the Partnership’s and the Company’s business affairs, including such matters as computer programs, customer and supplier lists, customers and suppliers, marketing and operational plans, purchasing, products and product designs, prices, fees, costs, customer incentive programs, intellectual property rights, technology, manufacturing and distribution methods, plans, personnel, competitors, markets, finance, customer relations, and other specialized information or proprietary matters not available to the public. This information (“Confidential Information”) may be oral or written and may be that which Grantee has originated or hereafter originates as well as that which otherwise has come or hereafter comes into Grantee’s possession or knowledge. Grantee agrees that Grantee will treat all matters relating to the business activities of the Partnership and the Company as confidential and will not divulge or disclose any Confidential Information gained in connection with Grantee’s investment in the Partnership or Grantee’s employment by the Company to any other Person except upon the written request or instruction of the Company Board or the General Partner or in the normal course of Grantee’s duties as an employee of the Company. Grantee further agrees not to use, for purposes of marketing or otherwise, any such Confidential Information, either for Grantee personally or as a representative, agent, employee, officer, director, trustee, owner, or creditor of, or partner, joint venturer, or investor with or in any other Person, except for any information which is or becomes generally available to the public other than as a result of disclosure by Grantee. Nothing contained in this Section 2 will be deemed to in any way alter Grantee’s obligations pursuant to any state trade secrets statute to the extent applicable to the information described in this Section 2. This Section 2 is intended to protect Confidential Information, during the period that Grantee holds the Options, any period of Grantee’s ownership of securities of the Partnership, the period of Grantee’s employment with the Company and thereafter for so long as it continues to be of economic value to the Partnership or the Company, but not to limit Grantee’s rights to seek and obtain employment in competition with the Company after termination of Grantee’s employment with the Company, which is covered by Section 5, so long as Grantee continues to comply with the confidentiality provisions of this Section 2 during the term of such other employment. Grantee’s confidentiality obligations pursuant to this Section 2 shall be deemed to supersede in all respects all prior confidentiality agreements between Grantee and the Partnership or the Company.

3. Company Inventions and Company Creations.

a. Company Inventions. Grantee agrees that all Company Inventions belong to the Company. Grantee agrees to and does hereby assign and transfer to the Company Grantee’s entire right, title, and interest in and to all Company Inventions. Grantee further agrees to promptly and fully disclose all Company Inventions to the Company and to execute and deliver any and all lawful applications, assignments, and other documents which the Company requests for protecting the Company Inventions in the United States or any other country. The Company will have the full and sole power to prosecute such applications and to take all other actions concerning the Company Inventions, and Grantee agrees to cooperate fully, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Company Inventions.

2

b. Company Creations. Grantee agrees to and does hereby assign, convey, and transfer to the Company all Company Creations during the term of Grantee’s employment with the Company. The Company will have the full right to seek and procure copyrights on the Company Creations, and Grantee will cooperate fully, at the expense of the Company, in securing copyrights and in any legal actions and proceedings concerning the Company Creations.

c. Presumption of Company Ownership. Without diminishing any rights granted to the Company in Sections 3(a) and 3(b), if an Invention is described in a patent application or is disclosed to third parties by Grantee within twelve (12) months after Grantee leaves the employ of the Company, or if a Company Creation is published or is disclosed to third parties by Grantee within twelve (12) months after Grantee leaves the employ of the Company, Grantee agrees that it is to be presumed that the Company Invention or the Company Creation was conceived, made, developed, acquired, or created by Grantee during the period of Grantee’s employment by the Company, and the Company Invention or Company Creation will belong to the Company. For purposes of clarity, this Section 3 shall not apply to any Company Invention or Company Creation for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Grantee’s own time.

4. Noncompetition While Employed By the Company. Grantee agrees not to engage in any Competitive Activity during Grantee’s employment with the Company, whether for Grantee personally or as a representative, agent, employee, officer, director, trustee, owner, or creditor of, or partner, joint venturer, or investor with or in, any other Person.

5. Nonsolicitation after Termination of Employment. In consideration of Grantee’s opportunity to acquire securities of the Partnership pursuant to the Options and of all of Grantee’s rights pursuant to the Agreement, Grantee affirms Grantee’s agreement to the following:

a. Nonsolicitation. For a period of one (1) year after termination of Grantee’s employment with the Company (whether initiated by Grantee or by the Company and regardless of the reason for the termination), Grantee will not, directly or indirectly, (i) recruit, solicit or knowingly induce, or attempt to induce, any employee, independent sales representative, or consultant of the Company to curtail or terminate its employment or other relationship with the Company, or (ii) hire, employ, retain or in any way compensate for services any employee of the Company.

3

b. Legitimate Interest. Grantee acknowledges and agrees that: (i) during the course of Grantee’s potential investment in the Partnership through the Options and Grantee’s employment by the Company, Grantee has learned and will continue to learn certain confidential and proprietary information concerning the Partnership, the Company and their operations, and their employees and service providers which confidential and proprietary information is of significant value to the Company and the Partnership; (ii) during the course of Grantee’s employment, Grantee has had and will continue to have an opportunity to learn about and/or develop relationships with the Company’s employees and service providers; (iii) the Company has a legitimate interest in protecting its relationships with its employees and service providers; (iv) the protections provided to the Partnership and the Company in this Exhibit D are reasonable and necessary to protect the Partnership’s and the Company’s legitimate interests; and (v) the protections provided to the Partnership and the Company in this Exhibit D were given in consideration of the benefits provided by the Partnership and the Company to Grantee as outlined in the Agreement, including without limitation the granting to Grantee the Options and the opportunity to purchase the common stock of the Partnership. Further, Grantee acknowledges and agrees that the internal laws of the state of California in the United States of America shall govern Grantee’s obligations pursuant to this Section 5 and the Partnership and the Company shall be entitled to enforce the provisions of this Section 5 in any California court having jurisdiction. Grantee hereby submits to the exclusive jurisdiction of the federal and state courts sitting in California for this purpose and agrees not to raise as a defense to any such action any such court’s lack of jurisdiction or improper venue.

6. Expansion. The parties acknowledge that for purposes of this Exhibit D, references to the Company shall include any and all Subsidiaries and Affiliates of the Company and any parent company or company otherwise related to the Company for which Grantee worked or had responsibility at the time of termination of Grantee’s employment and at any time during the two (2) year period prior to such termination.

7. Remedies. In addition to other remedies provided by law or equity, upon a breach by any party of any of the covenants contained herein, the other party will be entitled to have a court of competent jurisdiction enter an injunction against the breaching party prohibiting any further breach of the covenants contained herein, without the necessity of proving money damages or of posting a bond. The parties further agree that the services to be performed hereunder are of a unique, special, and extraordinary character. Therefore, in the event of any controversy concerning rights or obligations under this Exhibit D, such rights or obligations will be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the non-breaching party elects, by obtaining damages or such other relief as such party may elect to pursue. Such remedies, however, will be cumulative, nonexclusive and in addition to any other remedies which such party may have.

8. Notice. Any notice (including notice of change of address) permitted or required to be given pursuant to this Exhibit D must be in writing and sent by electronic means (provided no notice of non-transmission is received by the sender and a copy thereof is also sent by regular mail), by certified mail (return receipt requested), or by hand or overnight delivery to the parties at the following addresses:

4

If to the Partnership:

EagleTree-Carbide Holdings (Cayman), LP

c/o EagleTree Capital, LP

1185 Avenue of the Americas, 39th Floor

New York, New York 10036

Attention: Stuart Martin and George Majoros

Fax: (212) 702-5635

E-Mail: sm@eagletree.com; gm@eagletree.com

with a copy to

Jones Day 250 Vesey Street New York, New York 10281 Attention: Andrew M. Levine and Joshua Berick Fax No. (212) 755-7306 E-Mail: amlevine@jonesday.com; jberick@jonesday.com

If to the Company:	Corsair Memory, Inc.
47100 Bayside Parkway
Fremont, California 94538
Attention: Nicholas Hawkins
Fax No. (510) 659-6951 E-mail: nickh@corsair.com

Any notice to Grantee shall be addressed to said Grantee at Grantee’s address on file with the Company at the time of such notice. Notice properly given by certified mail will be deemed effective two (2) business days after mailing.

9. Invalidity of any Provision. The provisions of this Exhibit D are severable, it being the intention of the parties that if any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability will not affect the remaining provisions hereof, but the same will remain in full force and effect as if such invalid or unenforceable provision were omitted.

10. Applicable Law. Except as provided in Section 5, this Exhibit D will be governed by and construed in accordance with the internal laws of the State of Delaware.

11. Headings. Headings in this Exhibit D are for informational purposes only and should not be used to construe the intent of this Exhibit D.

12. No Strict Construction. The language used in this Exhibit D will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Exhibit D will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Exhibit D.

5

13. Reasonableness of Restrictions. GRANTEE HAS READ THIS EXHIBIT D AND AGREES THAT THE CONSIDERATION PROVIDED BY THE PARTNERSHIP AND THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CUSTOMER RELATIONSHIPS AND CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON GRANTEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE. GRANTEE ACKNOWLEDGES THAT GRANTEE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING GRANTEE’S RIGHTS AND OBLIGATIONS PURSUANT TO THE AGREEMENT AND THIS EXHIBIT D.

6